Exhibit 10.3

Translation of

Pledge of Equity Agreement

This Agreement was entered into on September 3, 2014 by and between the following parties in Taian City, Shandong Province, China:

Pledgor (hereinafter referred to as “Party A”):

Beijing Taiying Anrui Holding Co., Ltd.,

Registered Address: 14766, 26 Floor, No.1 Building, No.33 Yard, Renmindaxue North Road, Haidian District, Beijing,

Legal Representative: Mr Zhili Wang,

a limited liability company registered in Beijing, the People’s Republic of China (“the PRC”), owns 100% shares of Shandong Taiying Technology Co., Ltd.

Pledgee (hereinafter referred to as “Party B”):

Shandong Juncheng Information Technology Co., Ltd., a Wholly Foreign Owned Enterprise registered in Taian City, Shandong Province, China.

In this Agreement, Party A and Party B are called collectively as the “Parties”, each of them is called as the “Party”.

Whereas:

1. Party A is the shareholder of Shandong Taiying Technology Co., Ltd. (“Shandong Taiying”), who legally holds all of the equity interests in Shandong Taiying.

2. Party B is a Wholly Foreign Owned Enterprise (“WFOE”) incorporated and existing within the territory of the PRC in accordance with the law of the PRC and its legal registered address is North of Zhongduanlu of Road No.1, High-tech Industrial Development Zone, Taian City.

3. Shandong Taiying is an enterprise incorporated and existing within the territory of the PRC in accordance with the law of the PRC. The registration number of its legal valid Business License is 370924200000213 and its legal registered address is No.1366, Zhongtianmen Street, High-tech Zone, Taian.

4. Party B intends to acquire all of the equity interests in or assets of Shandong Taiying. Prior to the completion of such acquisition, Party A agrees to entrust the management and operation of Shandong Taiying to Party B and to sell part of operating assets of Shandong Taiying to Party B. In order to protect the interests of Party B, Party A agrees to pledge the 100% of equity interests in Shandong Taiying it owns and holds to Party B.

5. Party B accepts the pledge of the equity interests by Party A.

Therefore, in accordance with applicable laws and regulations of the PRC, the Parties hereto reach the Agreement through friendly negotiation on the principle of equality and mutual benefit and abide by it.

Article 1 Guaranteed Obligation

The equity interests are being pledged to guarantee all of the rights and interests Party B is entitled to under the Entrusted Management Agreement by and among Party A, Shandong Taiying and Party B on September 3, 2014 in Taian City, Shandong Province. The amount shall not exceed RMB10,000/Year. The term of the pledge dates from September 3, 2014 to August 18, 2044.

Article 2 Pledged Properties

Party A pledges 100% of the equity interests in Shandong Taiying to Party B.

Article 3 Scope of Guaranteed Obligations

The scope of the guaranteed obligations is all rights and interests Party B is entitled to in accordance with all the agreements signed by and between Party A and/ or Shandong Taiying and Party B.

Article 4 Pledge Procedure and Registration

Party A shall try with its best efforts to, after the date of this Agreement, process the registration procedures with Taian City Administration for Industry and Commerce concerning the pledged equity interests and ensure that all other approval(s) from or registration with relevant authorities of the PRC is/are granted or duly secured.

Article 5 Transfer of Pledged Equity Interests

Party A shall not transfer any of the pledged equity interests without the prior written consent of Party B during the term of this Agreement.

Article 6 Effectiveness, Modification and Termination

6.1	This Agreement comes into effect when it is signed by the authorized representatives of the Parties with seals being affixed;

6.2	Upon the effectiveness of this Agreement and unless otherwise agreed upon by the Parties hereto, neither Party may modify or terminate this Agreement. Any modification or termination shall be in writing after both Parties’ consultations. The provisions of this Agreement remain binding on both Parties prior to any written agreement on modification or termination.

Article 7 Governing Law

The execution, validity, interpretation and performance of this Agreement and the disputes resolution under this Agreement shall be governed by the laws and regulations of the PRC.

Article 8 Liability for Breach of Agreement

Upon the effectiveness of this Agreement, the Parties hereto shall perform their respective obligations under this Agreement. Any failure to perform the obligations stipulated in the Agreement, in part or in whole, shall be deemed as a breach of the Agreement and the breaching party shall compensate the non-breaching party for the loss incurred as a result of the breach.

Article 9 Settlement of Dispute

The Parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each Party can submit such dispute to South China International Economic and Trade Arbitration Commission in Shenzhen in accordance with its rules then in effect. The arbitration shall take place in Shenzhen. The arbitration award shall be final, conclusive and binding upon both Parties.

Article 10 Severability

10.1	Any provision of this Agreement that is invalid or unenforceable due to the laws and regulations shall be ineffective without affecting in any way the remaining provisions hereof.

10.2	In the event of the foregoing paragraph, the Parties hereto shall prepare supplemental agreement as soon as possible to replace the invalid provision through friendly consultation.

Article 11 Miscellaneous

11.1	The headings contained in this Agreement are for the convenience of reference only and shall not in any other way affect the interpretation of the provisions of this Agreement.

11.2	The Agreement shall be executed in four (4) copies in Chinese. Party A holds one copy and Party B holds one copy. The remaining copies shall be kept for completing relevant procedures. Each copy shall have equal legal force.

11.3	In witness hereof, the Parties hereto have executed this Agreement on the date described in the first page.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

(Page of signatures only)

Party A:

Beijing Taiying Anrui Holding Co., Ltd. (Seal)

/s/ Zhili Wang
Legal Representative/Authorized Representative:	Zhili Wang

Party B:

Shandong Juncheng Information Technology Co., Ltd. (Seal)

/s/ Zhili Wang
Legal Representative/Authorized Representative:	Zhili Wang

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